Exhibit 10.1

Bed Bath & Beyond Inc.

NONQUALIFIED DEFERRED COMPENSATION PLAN

Bed Bath & Beyond Inc.

Nonqualified Deferred Compensation Plan

Article 4 - Vesting		7

4.1	Vesting of Deferrals	7
4.2	Vesting of Matching Contributions	8
4.3	Vesting of Employer Discretionary Contributions	8
4.4	Vesting in Event of Attainment of Sixty-Five (65) Years of Age, Disability, Death or Change-in-Control	8
4.5	Amounts Not Vested	9
4.6	Forfeitures	9

Article 5 - Accounts		9

5.1	Accounts	9
5.2	Investments, Gains and Losses	9

Article 6 - Distributions		10

6.1	Distribution Election	10
6.2	Distributions from a Fixed Date Account	10
6.3	Distributions Upon Participant’s Separation from Service	10
6.4	Substantially Equal Annual Installments	11
6.5	Distributions upon a Participant’s Disability	11
6.6	Distributions upon Death	11
6.7	Changes to Distribution Elections	11
6.8	Acceleration or Delay in Payments	11
6.9	Unforeseeable Emergency	12
6.10	Delayed Distributions	12
6.11	Exception to Separation from Service	12
6.12	Minimum Distribution	13
6.13	Domestic Relations Orders	13
6.14	Separation from Service for Cause	13

Article 7 - Beneficiaries		13

7.1	Beneficiaries	13
7.2	Lost Beneficiary	14

Article 8 - Funding		14

8.1	Prohibition Against Funding	14
8.2	Deposits in Trust	14
8.3	Withholding of Employee Contributions	14

Article 9 - Claims Administration		14

9.1	General	15
9.2	Claims Procedure	15
9.3	Right of Appeal	15
9.4	Review of Appeal	15
9.5	Designation	16

Article 10 - General Provisions		16

10.1	Administrator	16
10.2	No Assignment	16
10.3	No Employment Rights	17
10.4	Incompetence	17
10.5	Identity	17
10.6	Other Benefits	17
10.7	Indemnity	17
10.8	Expenses	18
10.9	Insolvency	18
10.10	Amendment or Modification	18
10.11	Plan Suspension	18
10.12	Plan Termination	18
10.13	Plan Termination due to a Change-in-Control	19
10.14	Construction	19
10.15	Governing Law	19
10.16	Severability	19
10.17	Headings	19
10.18	Terms	19
10.19	Code Section 409A Fail Safe Provision	19
10.20	No Guarantee of Tax Consequences	20
10.21	Limitation on Actions	20
10.22	Right of Setoff	20

Bed Bath & Beyond, Inc.

Nonqualified Deferred Compensation Plan

Bed Bath & Beyond Inc., a New York corporation, adopted the Bed Bath & Beyond Inc. Nonqualified Deferred Compensation Plan on January 1, 2006 (referred to as “BB&B Prior Plan”).

Bed Bath & Beyond Inc., pursuant to Article 10 of the BB&B Prior Plan, amended and restated the BB&B Prior Plan into the Bed Bath & Beyond Inc. Nonqualified Deferred Compensation Plan (hereafter referred to as “2008 Plan”) for the benefit of a select group of management or highly compensated employees. The 2008 Plan represents the restatement and continuation of the BB&B Prior Plan with the administration of such Plan performed in compliance with Internal Revenue Code Section 409A and the regulations promulgated thereto. This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. It is intended to comply with Internal Revenue Code Section 409A.

Bed Bath & Beyond Inc. now wishes to further amend and restate the 2008 Plan to incorporate amendments executed subsequent to the effective date of 2008 Plan adoption and provide for updated compliant language to maintain a plan that continues to be an unfunded arrangement that is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended and compliant with Internal Revenue Code Section 409A. This new restated Plan shall be referred to as the Bed Bath & Beyond Inc. Nonqualified Deferred Compensation Plan 2016 Restatement (“2016 Restatement”). The 2016 Restatement effective date shall be January 1, 2016.

This 2016 Restatement shall govern and control all Participant deferrals and associated accounts created on and after the 2016 Restatement effective date of January 1, 2016. All Participant deferrals and Participant accounts in existence prior to January 1, 2016 shall be governed and controlled by the prior 2008 Plan a copy of which is attached hereto at Exhibit B and made a part hereof. The 2008 Plan shall be considered frozen with respect to deferrals subsequent to January 1, 2016. The 2008 Plan may be amended from time to time pursuant to 2008 Plan Section 10.10.

Article 1 - Definitions

1.1	Account.

The bookkeeping account established for each Participant as provided in Section 5.1 hereof.

1.2	Administrator.

An administrative committee appointed by the Chief Executive Officer of the Employer, said committee to include at least three individuals. The Administrator shall serve as the agent for the Employer with respect to the Trust.

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1.3	Board.

The Board of Directors of the Employer.

1.4	Change-in-Control.

Provided that such definition shall be interpreted in a manner that is consistent with Code Section 409A and regulations thereunder, a “Change-in-Control” of the Employer (which, for purpose of this Section 1.4 shall mean Bed Bath & Beyond Inc. but not any of its affiliates or subsidiaries) shall mean the first to occur of any of the following:

(a) the date that any one person or persons acting as a group acquires ownership of Employer stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Employer;

(b) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Employer possessing thirty-five percent (35%) or more of the total voting power of the stock of the Employer;

(c) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition; or

(d) the date that a majority of members of the Employer’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

1.5	Code.

The Internal Revenue Code of 1986, as amended.

1.6	Compensation.

The Participant’s regular earnings, cash bonuses and commission compensation (defined as “sales commission compensation” in Treas. Reg. Section 1.409A-2(a)(12)(i) and subject to Section 3.1 herein), including any pretax elective deferrals to any Employer sponsored plan that includes amounts deferred under a Deferral Election, a qualified cash or deferred arrangement under Code Section 401(k) or a cafeteria plan under Code Section 125. Compensation shall exclude (i) equity incentive compensation, (ii) severance benefits, (iii) welfare benefits, fringe benefits and any other noncash remuneration, (iv) amounts realized from sale, exchange or other disposition of stock acquired under a stock option, a stock grant or any other similar arrangement, and (v) moving/relocation, fuel/auto expenses.

1.7	Deferrals.

The portion of Compensation that a Participant elects to defer in accordance with Section 3.1 hereof.

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1.8	Deferral Election.

The separate agreement, submitted to the Administrator, by which an Eligible Employee agrees to participate in the Plan and make Deferrals thereto.

1.9	Disability.

A Participant shall be considered disabled if: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer; or (iii) determined to be totally disabled by the Social Security Administration.

1.10	Effective Date.

The 2016 Restatement is effective January 1, 2016 and is adopted by Bed Bath & Beyond Inc. on the date executed by an authorized representative of Bed Bath & Beyond Inc., which date is set forth below such signature. The 2008 Plan shall remain in effect and controls Participant deferrals and Account balances within the 2008 Plan prior to January 1, 2016.

1.11	Eligible Employee.

An Employee shall be considered an Eligible Employee if such Employee is (i) a member of a select group of management or highly compensated employees and (ii) is designated by the Administrator as able to participate in the Plan. The designation of an Employee as an Eligible Employee in any year shall not confer upon such Employee any right to be designated as an Eligible Employee in any future Plan Year.

1.12	Employee.

Any person employed by the Employer in the US.

1.13	Employer.

Bed Bath & Beyond Inc. and its adopting affiliates and subsidiaries as evidenced by their inclusion on Plan on the attached Exhibit A, attached hereto, which may be appropriately modified by the Employer to reflect the participating entities.

1.14	Employer Discretionary Contribution.

A discretionary contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.6 hereof.

1.15	ERISA.

The Employee Retirement Income Security Act of 1974, as amended.

1.16	Fixed Date Account.

One or more bookkeeping accounts established pursuant to Section 5.1(b).

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1.17	Investment Fund.

Each investment(s) which serves as a means to measure value, increases or decreases with respect to a Participant’s Accounts.

1.18	Matching Contribution.

A contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.5 hereof.

1.19	Participant.

An Eligible Employee who is a Participant as provided in Article 2.

1.20	Plan Year.

The calendar year of January 1 through December 31.

1.21	Separation from Service.

As provided by regulations promulgated under Code Section 409A, a Participant shall incur a Separation from Service with the Service Recipient due to death, retirement or other termination of employment with the Service Recipient unless the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not to exceed twelve months, or if longer, so long as the individual retains a right to reemployment with the Service Recipient under an applicable statute or by contract.

1.22	Separation from Service Account

One or more bookkeeping accounts established pursuant to Section 5.1(a).

1.23	Service Recipient.

As provided by regulations promulgated under Code Section 409A, Service Recipient shall mean the Employer or person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

1.24	Trust.

The agreement between the Employer and the Trustee under which the assets of the Plan are held, administered and managed, which shall conform to the terms of Rev. Proc. 92-64.

1.25	Trustee.

State Street Bank and Trust Company or such other successor that shall become trustee pursuant to the terms of the Plan.

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1.26	Years of Service.

A Participant’s “Years of Service” shall be measured by employment during a twelve (12) month period commencing with the Participant’s date of hire and anniversaries thereof.

Article 2 - Participation

2.1	Commencement of Participation.

Each Eligible Employee shall become a Participant at the earlier of the date on which his or her Deferral Election first becomes effective or the date on which an or Employer Discretionary Contribution is first credited to his or her Account.

2.2	Loss of Eligible Employee Status.

A Participant who is no longer an Eligible Employee shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be an Eligible Employee. Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

Article 3 - Contributions

3.1	Deferral Elections - General.

A Participant’s Deferral Election for a Plan Year is irrevocable for that applicable Plan Year; provided, however that a cessation of Deferrals shall be allowed if such deferral is permitted by the terms of the Employer’s qualified 401(k) plan in order for the Participant to obtain a hardship withdrawal from the 401(k) plan, or if required under Section 6.9 (Unforeseeable Emergency) of this Plan. Such amounts deferred under the Plan shall not be made available to such Participant, except as provided in Article 6, and shall reduce such Participant’s Compensation from the Employer in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Employer as provided in Article 8. The Deferral Election, in addition to the requirements set forth below, must designate: (i) the amount of Compensation to be deferred, (ii) the time of the distribution, and (iii) the form of the distribution. Notwithstanding anything herein to the contrary, Deferral Election(s) with respect to commission compensation (as defined in Section 1.6 herein) will be made in a manner consistent with Code Section 409A and the regulations thereunder. Deferral Election(s) with respect to commission compensation must be made in the Plan Year preceding the Plan Year in which the services with respect to such commission compensation is rendered. The commission compensation to which a Deferral Election relates will be allocated to a Participant’s Account with respect to the Plan Year for which such services relate (regardless of when commission compensation is paid).

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3.2	Time of Election.

A Deferral Election shall be void if it is not made in a timely manner as follows:

(a) A Deferral Election with respect to any Compensation must be submitted to the Administrator before the beginning of the calendar year during which the amount to be deferred will be earned. As of December 31 of each calendar year, said Deferral Election is irrevocable for the calendar year.

(b) Notwithstanding the foregoing and in the discretion of the Employer, in a year in which an Employee is first eligible to participate, and provided that such Employee is not eligible to participate in any other similar account balance arrangement subject to Code Section 409A, such Deferral Election shall be submitted within thirty (30) days after the date on which an Employee is first eligible to participate, and such Deferral Election shall apply to Compensation to be earned during the remainder of the calendar year after such election is made.

3.3	Distribution Elections.

At the time a Participant makes a Deferral Election, he or she must also elect the time and form of the distribution by establishing one or more Fixed Date Account(s) or Separation from Service Accounts as provided in Sections 5.1 and 6.1. If the Participant fails to properly designate the time and form of a distribution, the Participant’s Account shall be designated as a Separation from Service Account and shall be paid in a lump sum.

3.4	Additional Requirements.

The Deferral Election, subject to the limitations set forth in Sections 3.1 and 3.2 hereof, shall comply with the following additional requirements, or as otherwise required by the Administrator in its sole discretion:

(a) Deferrals may be made in whole percentages or stated dollar amounts with such limitations as determined by the Administrator.

(b) The maximum amount that may be deferred each Plan Year is one hundred percent (100%) of the Participant’s Compensation.

3.5	Matching Contribution.

(a) Subject to subsection (b) below, the Employer, in its sole and absolute discretion, may credit to the Account of each Participant who makes Deferrals a Matching Contribution in an amount equal to fifty percent (50%) of the Deferrals contributed by the Participant, up to a maximum Deferral of six percent (6%) of each Participant’s eligible Compensation, offset dollar for dollar by any matching contribution that the Employer makes to the Employer’s qualified 401(k) plan on behalf of the Participant, or in an amount as may be determined by the Employer and communicated to Participants prior to the beginning of a Plan Year for which the Matching Contribution is to be made. A Participant must be employed by the Employer on the date the Matching Contribution is credited to the Plan in order to be eligible for the Matching Contribution for a given Plan Year. Such Matching Contribution shall be credited

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to such sub-account(s) as may be elected by the Participant for his or her Deferrals in accordance with Section 5.1 and procedures established by the Plan Administrator.

(b) Notwithstanding anything to the contrary, the combined maximum annual matching contribution that may be made on behalf of a Participant to this Plan and to the Employer’s 401(k) qualified plan is fifty percent (50%) of the Deferrals contributed by the Participant up to a maximum Deferral of six percent (6%) of each Participant’s eligible Compensation where Compensation is limited to the Code Section 401(a)(17) amount for the applicable Plan Year. Notwithstanding the foregoing, (i) Matching Contributions hereunder shall not exceed the dollar limitation under Code Section 402(g)(1) and (ii) in no event shall the combined amount of the annual matching contributions that the Employer makes to the Employer’s qualified 401(k) plan on behalf of the Participant and the amount of Matching Contributions made hereunder exceed one hundred percent (100%) of the matching contributions that could have been made on behalf of the Participant under the Employer’s qualified 401(k) plan without respect to the limitation under Code Section 402(g).

3.6	Employer Discretionary Contributions.

The Employer reserves the right to make discretionary contributions to some or all Participants’ Accounts in such amount and in such manner as may be determined by the Employer. Such Employer Discretionary Contribution, at the option of the Employer shall be credited to such sub-account(s) as may be elected by the Participant in accordance with Sections 3.1 and 5.1 and procedures established by the Administrator, or if no such election is made by the Participant, then to such sub-account(s) as may be elected by the Participant for his or her Deferrals, or if no Deferrals, then to the Participant’s Separation from Service sub-account with the shortest payment period maintained within the Participant’s Account in accordance with Section 5.1.

3.7	Crediting of Contributions.

(a) Deferrals shall be credited to a Participant’s Account, and if applicable transferred to the Trust, as soon administratively feasible following each payroll period.

(b) Matching Contributions shall be credited to a Participant’s Account, and if applicable transferred to the Trust, on or before June 1 of the Plan Year following the Plan Year for which such Matching Contribution is being credited.

(c) Employer Discretionary Contributions shall be credited to a Participant’s Account, and if applicable transferred to the Trust, at such time as the Employer shall determine.

Article 4 - Vesting

4.1	Vesting of Deferrals.

A Participant shall be one-hundred percent (100%) vested in his or her Account attributable to Deferrals and any earning or losses on the investment of such Deferrals.

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4.2	Vesting of Matching Contributions.

Except as otherwise provided herein, a Participant shall have a vested right to the portion of his or her Account attributable to Matching Contributions and any earnings or losses on the investment of such Matching Contributions in accordance with the following schedule:

Completed	Vested
Years of Service	Percentage

Less than 1	0%
1 but fewer than 2	20%
2 but fewer than 3	40%
3 but fewer than 4	60%
4 but fewer than 5	80%
5 years or more	100%

Notwithstanding the foregoing, any Participant who is employed by Cost Plus, Inc., Cost Plus of Texas, Inc., Cost Plus of Idaho, Inc., and Cost Plus Management Services, Inc. on December 31, 2013 will have a fully vested right to the portion of his or her Account attributable to Matching Contributions and any earnings or losses on the investment of such Matching Contributions.

Notwithstanding the foregoing, any Participant who is employed by Harbor Linen, LLC and T-Y Group, LLC on December 31, 2013 will have a fully vested right to the portion of his or her Account attributable to Matching Contributions and any earnings or losses on the investment of such Matching Contributions.

4.3	Vesting of Employer Discretionary Contributions.

A Participant shall have a vested right to the portion of his or her Account attributable to Employer Discretionary Contribution(s) and any earnings or losses on the investment of such Employer Discretionary Contribution(s) according to such vesting schedule as the Employer shall determine at the time an Employer Discretionary Contribution is made.

4.4	Vesting in Event of Attainment of Sixty-Five (65) Years of Age, Disability, Death or Change-in-Control.

(a) Upon Participant’s attainment of sixty-five (65) years of age the Participant shall be fully vested in the amounts credited to his or her Account.

(b) Upon a Participant’s Disability, the Participant shall be fully vested in the amounts credited to his or her Account as of the Disability determination.

(c) Upon a Participant’s death, the Participant shall be fully vested in the amounts credited to his or her Account.

(d) Upon a Change-in-Control, all Participants shall be fully vested in the amounts credited to their Accounts as of the date of the Change-in-Control.

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(e) Upon a Plan termination, all Participants shall be fully vested in the amounts credited to their Accounts as of the date of the Plan termination.

4.5	Amounts Not Vested.

Any amounts credited to a Participant’s Account that are not vested at the time of his or her Separation from Service or at the time of a scheduled Fixed Date sub-account payment commencement date shall be forfeited.

4.6	Forfeitures.

At the discretion of the Employer, any forfeitures from a Participant’s Account (i) shall continue to be held in the Trust, shall be separately invested, and shall be used to reduce succeeding Deferrals and any Employer Contributions, or (ii) shall be returned to the Employer as soon as administratively feasible.

Article 5 - Accounts

5.1	Accounts.

The Administrator shall establish and maintain a bookkeeping account in the name of each Participant. The Administrator shall also establish sub-accounts as provided in subsection (a) and (b), below, as elected by the Participant pursuant to Article 3. A Participant may not have any more than ten (10) 2016 Restatement sub-accounts at any time during their participation in this 2016 Restatement plan.

(a) A Participant may establish one or more Separation from Service sub-accounts by designating as such on the Participant’s Deferral Election. Each Participant’s Separation from Service sub-account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), any Matching Contributions allocable thereto, any Employer Discretionary Contributions, and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s Separation from Service sub-account shall be reduced by any distributions made plus any federal and state tax withholding, social security withholding tax, and any other withholding as may be required by law.

(b) A Participant may elect to establish one or more Fixed Date sub-accounts by designating as such in the Participant’s Deferral Election the year in which payment shall be made. Each Participant’s Fixed Date sub-account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), any Matching Contributions allocable thereto, any Employer Discretionary Contributions, and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s Fixed Date sub-account shall be reduced by any distributions made plus any federal and state tax withholding, social security withholding tax, and any other withholding as may be required by law.

5.2	Investments, Gains and Losses.

(a) General Rule. A Participant may direct that his or her Separation from Service sub-account(s) and or Fixed Date sub-account(s) established pursuant to Section 5.1 may be valued as if they were invested in one or more Investment Funds as selected by the Employer

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in multiples of one percent (1%). The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, Matching Contributions, any Employer Discretionary Contributions, investment experience, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible.

(b) Changing an Investment Fund Election. A Participant may change his or her selection of Investment Funds no more than six (6) times each Plan Year with respect to his or her Account or sub-accounts by filing a new election in accordance with procedures established by the Administrator. An election shall be effective as soon as administratively feasible following the date the change is submitted on a form prescribed by the Administrator.

(c) Changing Available Investment Funds. The Employer may from time to time, at the discretion of the Administrator, change the Investment Funds and increase or decrease the number of Investment Funds for purposes of this Plan.

(d) No Participant Interest in Fund. Notwithstanding the Participant’s ability to designate the Investment Fund in which his or her deferred Compensation shall be deemed invested, the Employer shall have no obligation to invest any funds in accordance with the Participant’s election. Participants’ Accounts shall merely be bookkeeping entries on the Employer’s books, and no Participant shall obtain any property right or interest in any Investment Fund.

Article 6 - Distributions

6.1	Distribution Election.

Each Participant shall designate in his or her Deferral Election the form and timing of his or her distribution by indicating the type of sub-account as described under Section 5.1, and by designating the form in which payments shall be made from the choices available under Section 6.2 and 6.3 hereof. Notwithstanding anything to the contrary contained herein provided, no acceleration of the time or schedule of payments under the Plan shall occur except as permitted under both this Plan and Code Section 409A.

6.2	Distributions from a Fixed Date Account.

Fixed Date sub-account distributions shall begin as soon as administratively feasible but no later than ninety (90) days following January 1 of the calendar year designated by the Participant on a properly submitted Deferral Election, and are payable in either a lump-sum payment or substantially equal annual installments, as described in Section 6.4 below, over a period of up to five (5) years as elected by the Participant in his or her Deferral Election. If the Participant fails to properly designate the form of the distribution, the sub-account shall be paid in a lump-sum payment.

6.3	Distributions Upon Participant’s Separation from Service.

If the Participant has a Separation from Service, the Participant’s Separation from Service sub-account(s) shall be distributed as soon as administratively feasible but no later than ninety (90) days following the Participant’s Separation from Service, subject to Section 6.10 (Delayed Distributions). Distribution shall be made either in a lump-sum payment or in substantially equal annual installments, as defined in Section 6.4 below, over a period of up to ten (10) years as

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elected by the Participant. If the Participant fails to properly designate the form of the distribution, the sub-account shall be paid in a lump-sum payment.

6.4	Substantially Equal Annual Installments.

(a) The amount of the substantially equal payments shall be determined by multiplying the Participant’s Account or applicable sub-account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1). The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Account or applicable sub-account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). Installment payments made pursuant to this Section 6.4 shall be made as soon as administratively feasible, but no later than ninety (90) days following the anniversary of the distribution event.

(b) For purposes of the Plan pursuant to Code Section 409A and regulations thereunder, a series of annual installments shall be considered a single payment.

6.5	Distributions upon a Participant’s Disability.

Upon a Participant’s Disability, all amounts credited to his or her Account shall be paid to the Participant in a lump sum, as soon as administratively feasible but no later than ninety (90) days following the effective date of Participant’s Disability.

6.6	Distributions upon Death.

Upon the death of a Participant, all amounts credited to his or her Account shall be paid, as soon as administratively feasible but no later than ninety (90) days following Participant’s date of death, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof, in a lump sum.

6.7	Changes to Distribution Elections.

A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his or her one or more sub-accounts within his or her Account to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a redeferral election may not take effect until at least twelve (12) months after such election is filed with the Employer, (ii) an election to further defer a distribution (other than a distribution upon death, Disability or an unforeseeable emergency) must result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution, and (iii) any redeferral election affecting a distribution at a fixed date must be filed with the Employer at least twelve (12) months before the first scheduled payment under the previous fixed date distribution election. Once a sub-account begins distribution, no such changes to distributions shall be permitted.

6.8	Acceleration or Delay in Payments

To the extent permitted by Code Section 409A, and notwithstanding any provision of the Plan to the contrary, the Administrator, in its sole discretion, may elect to (i) accelerate the time

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or form of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-3(j)(4), or (ii) delay the time of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-2(b)(7). By way of example, and at the sole discretion of the Administrator, if a Participant’s entire Account balance is less than the applicable Code Section 402(g) annual limit, the Employer may distribute the Participant’s Account in a lump sum provided that the distribution results in the termination of the participant’s entire interest in the Plan, subject to the plan aggregation rules of Code Section 409A and regulations thereunder.

6.9	Unforeseeable Emergency.

The Administrator may permit an early distribution of part or all of any deferred amounts; provided, however, that such distribution shall be made only if the Administrator, in its sole discretion, determines that the Participant, or the Participant’s beneficiary, has experienced an Unforeseeable Emergency. An Unforeseeable Emergency is defined as a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. If an Unforeseeable Emergency is determined to exist, a distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Upon a distribution to a Participant under this Section 6.09, the Participant’s Deferrals shall cease and no further Deferrals shall be made for such Participant for the remainder of the Plan Year.

6.10	Delayed Distributions.

Notwithstanding anything herein to the contrary, if any Participant holds the title of Vice President or above for any Employer (hereafter Group), provided that such Group includes no more than 200 Participants, upon a Separation from Service for any reason other than death, distributions to such Group Participant shall not commence until the first day of the seventh month following the date of Separation from Service (or, if earlier, the date of death of the Participant). If distributions are to be made in annual installments, the second installment and all those thereafter will be made on the applicable anniversaries of the Participant’s Separation from Service.

6.11	Exception to Separation from Service

At the discretion of Employer, a third-party unrelated to Employer that acquires substantially all the assets of a subsidiary or business unit, may apply the “same desk” rule so that Participants shall not incur a Separation from Service upon the sale or transfer of the subsidiary or business unit provided the following conditions are met: (i) the asset purchase or transfer results from bona fide arm’s length negotiations, (ii) all Participants providing services to the Employer prior to and after the transfer are treated consistently, and (iii) such treatment is specified in writing no later than the close date of the asset purchase transaction.

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6.12	Minimum Distribution.

Notwithstanding any provision to the contrary, in the event the balance of a Participant’s sub-account at the time Participant initially becomes entitled to a distribution from such sub-account is $25,000 or less, the Participant shall be paid his or her applicable sub-account in a single lump sum distribution.

6.13	Domestic Relations Orders

The Administrator may permit such acceleration of the time or schedule of a payment under the arrangement to an individual other than a Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

6.14	Separation from Service for Cause

Notwithstanding anything to the contrary contained herein, in the event the Participant has an involuntary Separation from Service for Cause, Participant shall only receive the return of their Deferrals including the Participant’s allocable share of any earnings or losses credited on those Deferrals pursuant to Section 5.2 and subject to Section 6.10 (Delayed Distributions) above. Upon a Participant’s Separation from Service for Cause, all amounts credited to Participant’s Account amounts relating to Employer Matching Contribution(s), Employer Discretionary Contribution(s), including the Participant’s allocable share of any earnings or losses credited on the foregoing pursuant to Section 5.2, hereinabove, shall be forfeited back to the Employer. For purposes of this Plan, “Cause” shall mean (i) engaging in willful or grossly negligent misconduct that is materially injurious to the Company and/or affiliate, (ii) embezzlement or misappropriation of funds or property of the Company and/or affiliate, (iii) conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony, and (iv) conviction of any crime involving fraud, dishonesty or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime.

Article 7 - Beneficiaries

7.1	Beneficiaries.

Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made in a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation in a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

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7.2	Lost Beneficiary.

All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid. If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive and binding on all parties.

Article 8 - Funding

8.1	Prohibition Against Funding.

Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the ERISA. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2	Deposits in Trust.

Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan. The amounts so deposited may include all contributions made pursuant to a Deferral Election by a Participant, all Matching Contributions, and any Employer Discretionary Contributions.

8.3	Withholding of Employee Contributions.

The Administrator is authorized to make any and all necessary arrangements with the Employer in order to withhold the Participant’s Deferrals under Section 3.1 hereof from his or her Compensation. The Administrator shall determine the amount and timing of such withholding.

Article 9 - Claims Administration

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9.1	General.

If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator.

9.2	Claims Procedure.

Upon receipt of any written claim for benefits, the Employer’s Vice President of Human Resources (the “Claim Officer”) shall be notified and shall give due consideration to the claim presented. If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Claim Officer determines that the claim should be denied in whole or in part, the Claim Officer shall, in writing, notify such claimant within ninety (90) days (forty-five (45) days if the claim is on account of Disability) of receipt of the claim that the claim has been denied. The Claim Officer may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days (thirty (30) days if claim is on account of Disability), provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day (or forty-five (45) day) period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim is denied to any extent by the Claim Officer, the Claim Officer shall furnish the claimant with a written notice setting forth:

(a) the specific reason or reasons for denial of the claim;

(b) a specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the provisions of this Article.

Under no circumstances shall any failure by the Administrator to comply with the provisions of this Section 9.2 be considered to constitute an allowance of the claimant’s claim.

9.3	Right of Appeal.

A claimant who has a claim denied wholly or partially under Section 9.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section must be filed by written notice within sixty (60) days (one-hundred and eighty (180) days if the claim is on account of Disability) after receipt by the claimant of the notice of denial under Section 9.2.

9.4	Review of Appeal.

Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal, the claimant shall be given the right to review pertinent documents and the right to submit in writing a

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statement of issues and comments. After consideration of the merits of the appeal, the Administrator shall issue a written decision, which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days (forty-five (45) days if the claim is on account of Disability) after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up one-hundred and twenty (120) days (ninety (90) days if the claim is on account of Disability), provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial one-hundred and twenty (120) day (or, if the claim is on account of Disability, initial ninety (90) day) period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. Under no circumstances shall any failure by the Administrator to comply with the provisions of this Section 9.4 be considered to constitute an allowance of the claimant’s claim. In the case of a claim on account of Disability: (i) the review of the denied claim shall be conducted by an employee who is neither the individual who made the initial determination or a subordinate of such person; and (ii) no deference shall be given to the initial determination. For issues involving medical judgment, the employee must consult with an independent health care professional who may not be the health care professional who rendered the initial claim.

9.5	Designation.

The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.

Article 10 - General Provisions

10.1	Administrator.

The Administrator is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts into the Trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

10.2	No Assignment.

Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts

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to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.3	No Employment Rights.

Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4	Incompetence.

If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

10.5	Identity.

If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.6	Other Benefits.

The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.7	Indemnity

To the maximum extent permitted by applicable state law and to the extent not covered by insurance, the Employer shall indemnify and hold harmless the Claim Officer, the Administrator and each member thereof, the Board of Directors and each member thereof, and delegates of the Administrator who are employees of the Employer, against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge, in good faith, of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Employer or provided

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by the Employer under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

10.8	Expenses.

All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employee.

10.9	Insolvency.

Should the Employer be considered insolvent (as defined by the Trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the Trustee. Upon receipt of such notice, the Administrator or Trustee shall cease to make any payments to Participants who were Employees of the Employer or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

10.10	Amendment or Modification.

The Employer may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such amendment or modification complies with Codes Section 409A and related regulations thereunder.

10.11	Plan Suspension.

The Employer further reserves the right to suspend the Plan in whole or in part, except that no such suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that that distribution of the vested Participant Accounts shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to suspension as if the Plan had not been suspended.

10.12	Plan Termination.

The Employer further reserves the right to terminate the Plan in whole or in part, in the following manner, except that no such termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such termination complies with Codes Section 409A and related regulations thereunder:

(a) The Employer, in its sole discretion, may terminate the Plan and distribute all vested Participants’ Accounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided however that all other similar arrangements are also terminated by the Employer for any affected Participant and no other similar arrangements are adopted by the Employer for any affected Participant within a three year period from the date of termination;

(b) The Employer may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that the Participants vested Account balances are distributed to Participants and are included in the Participants’ gross income in the latest of: (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no

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longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

10.13	Plan Termination due to a Change-in-Control

The Employer may decide, in its discretion, to terminate the Plan in the event of a Change-in-Control and distribute all vested Participants Account balances no earlier than thirty (30) days prior to the Change-in-Control and no later than twelve (12) months after the effective date of the Change-in-Control, provided however that the Employer terminates all other similar arrangements for any affected Participant. Any corporation or other business organization that is a successor to the Employer by reason of a Change-in-Control shall have the right to become a party to the Plan by appropriate entity action. If within thirty (30) days from the effective date of the Change-in-Control such new entity does not become a party hereto, as above provided, the full amount of the Participant’s Account shall become immediately distributable to the Participant pursuant to this subsection.

10.14	Construction.

All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.15	Governing Law.

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of New Jersey, other than its laws respecting choice of law.

10.16	Severability.

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or Code Section 409A, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.

10.17	Headings.

The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

10.18	Terms.

Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

10.19	Code Section 409A Fail Safe Provision

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If any provision of this Plan violates Code Section 409A, the regulations promulgated thereunder, regulatory interpretations, announcements or mandatory judicial precedent construing Code Section 409A (collectively “Applicable Law”), then such provision shall be void and have no effect. At all times, this Plan shall be interpreted in such manner that it complies with Applicable Law.

10.20	No Guarantee of Tax Consequences

While the Plan is intended to provide tax deferral for Participants, the Plan is not a guarantee that the intended tax deferral will be achieved. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Plan (including any taxes arising under Section 409A of the Code). Neither the Employer nor any of its directors, officers or employees shall have any obligation to indemnify or otherwise hold any Participant harmless from any such taxes.

10.21	Limitation on Actions.

Any Participant or Beneficiary who disagrees with a denial of his appealed claim under Article 9 of this Plan must file any complaint in a federal District Court to dispute such determination (a) within three (3) years of the earlier of the date on which such claim for benefits first accrued or arose under the terms of the Plan, or (b) within one (1) year after the such claim was denied upon appeal, or deemed denied under Article 9 hereof.

10.22	Right of Setoff

The Employer may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to a Participant from this Plan such amounts as may be owed by a Participant to the Employer, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff; provided, however, that this setoff may occur only at the date on which the amount would otherwise be distributed to the Participant as required by Code Section 409A. By electing to participate in the Plan and deferring compensation hereunder, the Participant agrees to any deduction or setoff under this Section 10.22, which is allowed by law.

IN WITNESS WHEREOF, Bed Bath & Beyond Inc. has caused this instrument to be executed by its duly authorized officer, as of the year and day set forth below.

Bed Bath & Beyond Inc.

By:	/s/ Laura M. Crossen

Name:	Laura M. Crossen

Title:	Vice President – Financial Management

Date:	December 30, 2015

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Exhibit A

Harmon Stores, Inc.

Christmas Tree Shops, Inc.

Buy Buy Baby, Inc.

BBB Value Services Inc.

Liberty Procurement Co. Inc.

Bed Bath & Beyond of California LLC

Cost Plus, Inc.

Cost Plus of Texas, Inc.

Cost Plus of Idaho, Inc.

Cost Plus Management Services, Inc.

Harbor Linen, LLC

T-Y Group, LLC

Cost Plus of Massachusetts, LLC

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EXHIBIT B

The 2008 Restatement

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